UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2009 (February 20, 2009)

EMBASSY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-1449794	26-3339011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Gateway Drive, Suite 100
Bethlehem, PA	18017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 882-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant tor Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009, the Boards of Directors of Embassy Bancorp, Inc. (the “Corporation”) and Embassy Bank for the Lehigh Valley (the “Bank”), the Corporation’s primary operating subsidiary, approved the execution of an amended and restated employment agreement (the “Agreement”) with James R. Bartholomew, Executive Vice President of each of the Corporation and the Bank, in order to replace the employment agreement dated July 16, 2004, between Mr. Bartholomew and the Bank, as subsequently amended on December 17, 2006 (the “Prior Agreement”).  As discussed more fully below, the terms of the Agreement are virtually identical to the terms of the Prior Agreement, with the exception that the Agreement increases Mr. Bartholomew’s change in control benefit from two times base salary to three times base salary.

More specifically, the Agreement provides for a three year term, with successive annual automatic one year extensions, such that there is never less than three years remaining on the Agreement, at such salary and bonuses as shall be agreed between Mr. Bartholomew, the Corporation and the Bank.  The Agreement also provides that, in the event his employment terminates as a result of a change in control of the Corporation or Bank, Mr. Bartholomew will receive a lump sum payment in the amount of three times his base salary, as well as the continuation of his health and other fringe benefits for one year, in exchange for restrictive covenants which prohibit him from entering into business relationships which infringe on the operation of the Bank. Mr. Bartholomew currently receives an annual salary of $169,750 and a bonus as may be awarded by the Board of Directors.

The foregoing description of the Agreement is qualified in its entirety by reference to the actual Agreement to be filed as an exhibit to the Corporation’s Form 10-K for the year ended December 31, 2008, which exhibit is incorporated herein by reference.

Item 8.01	Other Events.

The Board of Directors has accepted the resignation of Elmer D. Gates as Chairman of the Board of the Corporation and the Bank, effective immediately following the 2009 Annual Meeting of Shareholders, which is anticipated to occur in June of 2009.  Mr. Gates will remain a director of both the Corporation and the Bank, and will assume the role of “Lead Director” for both companies upon stepping down as Chairman.  Mr. Gates’ resignation as Chairman is a reflection of the importance he places on succession planning, and in no way reflects dissatisfaction with the direction of the companies, the Board, or its management.

David M. Lobach has been named by the respective Boards of Directors to succeed Mr. Gates as Chairman of both the Corporation and the Bank, effective immediately following the 2009 Annual Meeting of Shareholders.  Mr. Lobach currently serves as President, Chief Executive Officer and Vice Chairman of the Board of Directors of Embassy Bancorp, Inc. and Embassy Bank for the Lehigh Valley, and will remain President and Chief Executive Officer of both companies following the 2009 Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embassy Bancorp, Inc.

Date: February 26, 2009	By:	/s / Judith A. Hunsicker

	Name:	Judith A. Hunsicker
	Title:	Senior Executive Vice President,
Chief Operating and Financial Officer